Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is effective as of the Effective Date defined herein, by and between GREEN PLAINS INC., an Iowa corporation (the “Company”), and Grant Kadavy, an individual (“Executive”).
In consideration of the promises and mutual covenants contained herein, the parties hereto agree as follows:
1. Employment; Location. The Company hereby employs Executive and Executive hereby accepts such employment in the Omaha, Nebraska metro area.
2. Term. Executive’s employment shall be “at-will” and may be terminated at any time, by either party, for any reason whatsoever (the “Term”). Executive’s employment with the Company shall commence October 3, 2022 and the terms of this Agreement are effective as of the start date of Executive (the “Effective Date”).
3. Duties and Authorities. During the Term:
3.1 Executive shall serve as the EVP – Commercial of the Company and shall report to the Chief Executive Officer (“CEO”). Executive shall have responsibilities, duties and authority reasonably accorded to and expected of such positions in similar businesses in the United States, including such responsibilities and duties assigned by the Chief Executive Officer from time to time (the “Duties”).
3.2 Executive shall diligently execute such Duties and shall devote him full time, skills and efforts to such Duties, subject to the general supervision and control of the CEO. Executive will not engage in any other employment, occupation or consulting activity during the Term of this Agreement, without the consent of the CEO.
4. Compensation and Benefits. The Company shall pay Executive, and Executive accepts as full compensation for all services to be rendered to the Company, the following compensation and benefits:
4.1 Base Salary. The Company shall pay Executive a base salary of Three Hundred Eighty Thousand Dollars ($380,000) per year. Base salary shall be payable in equal installments twice monthly or at more frequent intervals in accordance with the Company’s customary pay schedule. The Company shall annually consider increases of Executive’s base salary and may periodically increase such base salary in its discretion.
4.2 Additional Compensation. In addition to base salary, the Company shall pay the following to Executive:
(a) Signing Bonus. Executive shall receive a one-time signing bonus consistent with the offer letter given to Executive.
(b) Annual Bonus. Executive will be entitled to participate in the Company’s short-term incentive plan (“STIP”), which currently has designated a target bonus of up to eighty percent (80%) of annual base salary, payable annually, when target objectives set by the Company’s Compensation Committee are achieved. The STIP is subject to change at the discretion of the Board of Directors.
(c) Long-Term Incentive Compensation. The Compensation Committee has developed a long-term incentive program (“LTIP”) for the Company, which is subject to change at the discretion of the Board of Directors. Executive shall be eligible to participate in such LTIP at the sole discretion of the Company. Executive shall receive a one-time grant of restricted stock upon the Effective Date in the amount set forth in the offer letter to Executive which shall vest over a 3-year period, consistent with the Company’s standard grant agreement.
4.3 Intentionally Left Blank.
(a) Intentionally Left Blank.
4.4 Additional Benefits. Executive shall be permitted, during the Term, if and to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health or dental program, pension plan, similar benefit plan or other so-called “fringe benefits” of the Company made available to officers of the Company.
4.5 Vacation. Executive shall be entitled to an aggregate of up to four weeks leave for vacation for each calendar year during the Term at full pay. Executive agrees to give reasonable notice of his vacation scheduling requests, which shall be allowed subject to the Company’s reasonable business needs. No more than five (5) days vacation may be carried over from one year to the next year.
4.6 Deductions. The Company shall have the right to deduct from the compensation due to Executive hereunder any and all sums required for social security and withholding taxes and for any other federal, state or local tax or charge which may be hereafter enacted or required by law as a charge on the compensation of Executive.
5. Business Expenses. Executive may incur reasonable, ordinary and necessary business expenses in the course of his performance of his obligations under this Agreement. The Company shall reimburse Executive in accordance with the Company’s business expense reimbursement policy.
6. Intentionally Left Blank
7. Termination.
7.1 Termination for Cause. Executive’s employment hereunder shall be terminable for Cause (as defined below) upon written notice from the Company to Executive. As used in this Agreement, “Cause” shall mean one of the following: (a) a material breach by Executive of the terms of this Agreement, not cured within thirty (30) days from receipt of notice from the CEO of such breach, (b) conviction of or plea of guilty or no contest to, a felony; (c) willful misconduct or gross negligence in connection with the performance of Executive’s duties; or (d) willfully engaging in conduct that constitutes fraud, gross negligence or gross misconduct. For purposes of this definition, no act, or failure to act, on Executive’s part shall be considered "willful" unless done, or omitted to be done, by Executive in knowing bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interests of the Company. If the Company terminates Executive’s employment for Cause, Executive shall be paid his salary and benefits through the date of termination and, except as otherwise required by applicable law or under any applicable and properly approved compensation plan or arrangement, no other amounts shall be payable.
7.2 Termination without Cause or for Good Reason. The Company may terminate Executive’s employment at any time for any reason (or no reason) other than Cause, as determined by the CEO and the Executive may terminate Executive’s employment with the Company for Good Reason and resign any and all positions as officer of the Company and any related companies. If the Company terminates Executive’s employment without Cause or the Executive terminates his employment for Good Reason:
(a) The Company shall pay within 10 business days after such termination: (1) an amount equal to six (6) months of Executive’s full annual base salary on the date of his termination; (2) in the event a change in control of the Company (as defined in the Company’s 2019 Equity Incentive Plan) has occurred within 12 months prior to such termination, an amount equal to one year of Executive’s full annual base salary on the date of his termination, in lieu of and not in addition to the amount in section subsection (1); and
(b) all options and other equity awards, whether made pursuant to this agreement or otherwise, shall become fully vested and released from any restrictions on transfer upon such termination and PSU awards shall vest at the target level.
Notwithstanding Section 7.2(b), the Company reserves the right in any future special award to override Section 7.2(b) with respect to such special award; provided however, no such override is intended by this provision with respect to annual awards.
As used in this Agreement, “Good Reason” shall mean any of the following if the same occurs without Executive’s express written consent: (a) a material diminution in Executive’s base salary as described in Section 4.1, which for such purposes shall be deemed to exist with a reduction of greater than fifteen percent (15%); (b) a material diminution in Executive’s authority, Duties, or responsibilities; (c) a material diminution in the authority, duties, or responsibilities of the person to whom Executive is required to report; (d) a material change in the geographic location (defined as greater than fifty (50) miles from Omaha, NE) at which Executive must perform the services pursuant to Section 1; (e) any material reduction or other material adverse change in Executive’s benefits under any applicable and properly approved compensation plan or arrangement without the substitution of comparable benefits; or (e) any other action or inaction that constitutes a material breach by the Company under this Agreement. To terminate for Good Reason, an Executive must incur a termination of employment on or before the second (2nd) anniversary of the initial existence of the condition.

Executive shall be required to provide notice to the Company of the existence of any of the foregoing conditions within 60 days of the initial existence of the condition, upon the notice of which the Company shall have a period of 30 days during which it may remedy the condition.
7.3 Termination by Executive Without Good Reason. If Executive terminates without Good Reason, then Executive will be required to give the Company at least ninety (90) days notice. If Executive terminates without Good Reason then Executive will be paid his salary and benefits through the date of termination and, except as otherwise required by applicable law, no other amounts shall be payable except as provided under any applicable and properly approved compensation plan or arrangement.
7.4 Effect of Termination. In the event Executive’s employment is terminated, all obligations of the Company and all obligations of Executive shall cease except that (a) the terms of this Section 7 and of Sections 8 through 23 below shall survive such termination and (b) the Company shall continue to be obligated to fulfill its obligations pursuant to Section 4, 5 and 6 to the extent they have not been satisfied as of the date of such termination. Executive acknowledges that, upon termination of his employment, he is entitled to no other compensation, severance or other benefits other than those specifically set forth in this Agreement, except to the extent provided in any applicable compensation plan or arrangement.
8. Covenant Not to Compete; Nonsolicitation.
8.1 Acknowledgments. Executive acknowledges that Company’s relationships with its customers, clients, employees, and other business associations are among Company’s most important assets and that developing, maintaining, and continuing such relationships is one of Company’s highest priorities. Executive further understands Executive will be relied upon to develop and to maintain such relationships on behalf of Company throughout the course of Executive’s employment with Company.
8.2 Non-Solicitation of Employees. Executive agrees that, during the term of Executive’s employment with Company and for a period of two (2) years after termination of Executive’s employment with Company (voluntary or involuntary, for Good Reason, any reason or no reason), Executive will not, directly or indirectly, recruit, solicit, or induce, or attempt to induce, any employee(s) of Company, sales representatives, or foreign agents with or through whom Company conducts business (and with whom Executive worked and had personal contact during Executive’s employment) to terminate their employment with, or otherwise cease a relationship with, Company.
8.3 Non-Competition and Non-Solicitation of Customers. For a period of one (1) year following the termination of Executive’s employment with Company (voluntary or involuntary, for Good Reason, any reason or no reason), Executive shall not, seek or accept employment with, call on, solicit the business of, sell to, or service (directly or indirectly, on Executive’s own behalf or in association, with or on behalf of any other individual or entity), any of the customers of Company with whom Executive did business and had personal contact during the two (2) years immediately preceding the termination of Executive’s employment with Company, except to the extent such activities are unrelated to and not competitive with the business, products or services offered or provided by Company and cannot adversely affect the relationship or volume of business that Company has with its customers.
8.4 Reasonable Restrictions. In signing this Agreement, Executive is fully aware of the restrictions that this Agreement places upon Executive’s future employment or contractual opportunities with someone other than Company. However, Executive understands and agrees that Executive’s employment by Company and Executive’s access to Confidential Information (as defined below), trade secrets and goodwill of Company makes such restrictions both necessary and reasonable. Executive acknowledges and agrees that the restrictions hereby imposed constitute reasonable protections of the legitimate business interests of Company and that they will not unduly restrict Executive’s opportunity to earn a reasonable living following Executive’s termination from employment with Company.
8.5 Intended Third Party Beneficiaries. Executive acknowledges and understands that some of the Confidential Information, trade secrets and/or goodwill accessible to Executive in the performance of Executive’s duties during Executive’s employment with Company may belong to and be provided by Company’s parents, subsidiaries, and/or affiliates (“Third Party Beneficiaries”). For purposes of this Agreement, the term “affiliates” means any entity under common control or ownership with Company. Executive expressly acknowledges and agrees that the Third Party Beneficiaries are intended third party beneficiaries of this Agreement as it pertains to Executive’s obligations under this Agreement and shall have the right to enforce this Agreement directly against Executive in their own names or jointly with

Company or each other. This Agreement, without more, is not intended to and shall not be construed as granting any Third Party Beneficiary with any ownership interest of any kind in any of Company’s Confidential Information.
9. Confidential Information. Executive acknowledges that during his employment or consultancy with the Company he will develop, discover, have access to and/or become acquainted with technical, financial, marketing, personnel and other information relating to the present or contemplated products or the conduct of business of the Company which is of a confidential and proprietary nature (“Confidential Information”). Executive agrees that all files, records, documents and the like relating to such Confidential Information, whether prepared by him or otherwise coming into his possession, shall remain the exclusive property of the Company, and Executive hereby agrees to promptly disclose such Confidential Information to the Company upon request and hereby assigns to the Company any rights which he may acquire in any Confidential Information. Executive further agrees not to disclose or use any Confidential Information and to use his best efforts to prevent the disclosure or use of any Confidential Information either during the term of his employment or consultancy or at any time thereafter, except as may be necessary in the ordinary course of performing his duties under this Agreement. Upon termination of Executive’s employment or consultancy with the Company for any reason, (a) Executive shall promptly deliver to the Company all materials, documents, data, equipment and other physical property of any nature containing or pertaining to any Confidential Information, and (b) Executive shall not take from the Company’s premises any such material or equipment or any reproduction thereof.
10. Inventions.
10.1 Disclosure of Inventions. Executive hereby agrees that if he conceives, learns, makes or first reduces to practice, either alone or jointly with others, any “Employment Inventions” (as defined in Section 10.3 below) while he is employed by the Company, either as an employee or as a consultant, he will promptly disclose such Employment Inventions to the CEO or to any other Company officer designated by the Board.
10.2 Ownership, Assignment Assistance and Power of Attorney. All Employment Inventions shall be the sole and exclusive property of the Company, and the Company shall have the right to use and to apply for patents, copyrights or other statutory or common law protection for such Employment Inventions in any country. Executive hereby assigns to the Company any rights which he may acquire in such Employment Inventions. Furthermore, Executive agrees to assist the Company in every proper way at the Company’s expense to obtain patents, copyrights and other statutory or common law protections for such Employment Inventions in any country and to enforce such rights from time to time. Specifically, Executive agrees to execute all documents as the Company may desire for use in applying for and in obtaining or enforcing such patents, copyrights and other statutory or common law protections together with any assignments thereof to the Company or to any person designated by the Company. Executive’s obligations under this Section 10 shall continue beyond the termination of his employment under this Agreement, but the Company shall compensate Executive at a reasonable rate after any such termination for the time which Executive actually spends at the Company’s request in rendering such assistance. In the event the Company is unable for any reason whatsoever to secure Executive’s signature (after reasonable attempts to do so) to any lawful document required to apply for or to enforce any patent, copyright or other statutory or common law protections for such Employment Inventions, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to act in his stead to execute such documents and to do such other lawful and necessary acts to further the issuance and prosecution of such patents, copyrights or other statutory or common law protection, such documents or such acts to have the same legal force and effect as if such documents were executed by or such acts were done by Executive.
10.3 Employment Inventions. The definition of “Employment Invention” as used herein is as follows: “Employment Invention” means any invention or part thereof conceived, developed, reduced to practice, or created by Executive which is: (a) conceived, developed, reduced to practice, or created by Executive: (i) within the scope of his employment; (ii) on the Company’s time; or (iii) with the aid, assistance, or use of any of the Company’s property, equipment, facilities, supplies, resources, or intellectual property; (b) the result of any work, services, or duties performed by Executive for the Company; (c) related to the industry or trade of the Company; or (d) related to the current or demonstrably anticipated business, research, or development of the Company.
10.4 Exclusion of Prior Inventions. Executive has identified on Exhibit A attached hereto a complete list of all inventions which Executive has conceived, learned, made or first reduced to practice, either alone or jointly with others, prior to employment with the Company and which Executive desires to exclude from the operation of this

Agreement. If no inventions are listed on Exhibit A, Executive represents that he has made no such inventions at the time of signing this Agreement.
10.5 Inventions of Third Parties. Executive shall not disclose to the Company, use in the course of his employment, or incorporate into the Company’s products or processes any confidential or proprietary information or inventions that belong to a third party, unless the Company has received authorization from such third party and Executive has been directed by the CEO to do so.
11. Compliance with Section 409A of the Code. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall be interpreted, construed and conformed in accordance with Section 409A of the Code and regulations and other guidance issued thereunder. If, on the date of Executive’s separation from service (as defined in Treasury Regulation §1.409A-1(h)), Executive is a specified employee (as defined in Code Section 409A and Treasury Regulation §1.409A-1(i)), no payment shall be made under this Agreement at any time during the 6-month period following the Employee's separation from service of any amount that results in the "deferral of compensation" within the meaning of Treasury Regulation §1.409A-1(b), after application of the exemptions provided in Treasury Regulation §§1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) and (v), and any amounts otherwise payable during such 6-month period shall be paid in a lump sum on the first payroll payment date following expiration of such 6-month period.
12. No Conflicts. Executive hereby represents that, to the best of his knowledge, his performance of all the terms of this Agreement and his work as an employee or consultant of the Company does not breach any oral or written agreement which he has made prior to his employment with the Company.
13. Equitable Remedies. Executive acknowledges and agrees that the breach or threatened breach by his of certain provisions of this Agreement, including without limitation Sections 8, 9 or 10 above, would cause irreparable harm to the Company for which damages at law would be an inadequate remedy. Accordingly, Executive hereby agrees that in any such instance the Company shall be entitled to seek injunctive or other equitable relief in addition to any other remedy to which it may be entitled.
14. Assignment. This Agreement is for the unique personal services of Executive and is not assignable or delegable in whole or in part by Executive without the consent of the CEO. This Agreement may be assigned or delegated in whole or in part by the Company and, in such case, the terms of this Agreement shall inure to the benefit of, be assumed by, and be binding upon the entity to which this Agreement is assigned.
15. Waiver or Modification. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing in a document that specifically refers to this Agreement and such document is signed by the parties hereto.
16. Entire Agreement. This Agreement constitutes the full and complete understanding and agreement of the parties hereto with respect to the specific subject matter covered herein and therein and supersedes all prior oral or written understandings and agreements with respect to such specific subject matter, except for the offer letter dated September __, 2022 between the Company and Executive which shall control with respect to sections herein specifically referenced.
17. Severability. If any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain enforceable in full force and effect, and the court making such determination shall modify, among other things, the scope, duration, or geographic area of such affected provision to preserve the enforceability thereof to the maximum extent then permitted by law.
18. Notices. All notices thereunder shall be in writing addressed to the respective party as set forth below and may be personally served, sent by facsimile transmission, sent by overnight courier service, or sent by United States mail, return receipt requested. Such notices shall be deemed to have been given: (a) if delivered in person, on the date of delivery; (b) if delivered by facsimile transmission, on the date of transmission if transmitted by 5:00 p.m. (local time, Omaha, Nebraska) on a business day or, if not, on the next succeeding business day; provided that a copy of such notice is also sent the same day as the facsimile transmission by any other means permitted herein; (c) if delivered by overnight courier, on the date that delivery is first attempted; or (d) if by United States mail, on the earlier of two (2) business days after depositing in the United States mail, postage prepaid and properly addressed, or the date delivery is first attempted. Notices shall be addressed as set forth as set forth on the signature page hereof, or to such other address as the party to whom such notice is intended shall have previously designated by written notice to the serving party. Notices shall be deemed effective upon receipt.
19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska, without reference to the choice of law provisions thereof.
20. Attorneys’ Fees. In the event an action or proceeding is brought by any party under this Agreement to enforce or construe any of its terms, the party that prevails by enforcing this Agreement shall be entitled to recover, in addition to all other amounts and relief, its reasonable costs and attorneys’ fees incurred in connection with such action or proceeding.
21. Construction. Whenever the context requires, the singular shall include the plural and the plural shall include the singular, the whole shall include any part thereof, and any gender shall include all other genders. The headings in this Agreement are for convenience only and shall not limit, enlarge, or otherwise affect any of the terms of this Agreement. Unless otherwise indicated, all references in this Agreement to sections refer to the corresponding sections of this Agreement. This Agreement shall be construed as though all parties had drafted it.
22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Counterparts and signatures transmitted by facsimile shall be valid, effective and enforceable as originals.
23. Indemnification. In the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a "Proceeding"), other than any Proceeding initiated by Executive or the Company related to any contest or dispute between Executive and the Company or any of its affiliates with respect to this Agreement or Executive’s employment hereunder, by reason of the fact that Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, Executive shall be indemnified and held harmless by the Company to the fullest extent applicable to any other officer or director of the Company/to the maximum extent permitted under applicable law and the Company's bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys' fees). Costs and expenses incurred by Executive in defense of such Proceeding (including attorneys' fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company under this Agreement. During the Term of this Agreement and while potential liability exists after the Employment Term, as determined by the Company in its sole reasonable discretion but in no event for a period of not less than six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors' and officers' liability insurance providing coverage to Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company.
IN WITNESS WHEREOF, Executive has signed this Agreement personally and the Company has caused this Agreement to be executed by its duly authorized representative.

GREEN PLAINS INC.

By: /s/ Todd Becker
Name: Todd Becker
Title: Chief Executive Officer

Address:
Green Plains Inc.
1811 Aksarben Dr.
Omaha NE 68106

Executive

/s/ Grant Kadavy
Grant Kadavy, individually

Address:

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EXHIBIT A
EXCLUDED INVENTIONS